Exhibit 99.1

WATERSTONE FINANCIAL, INC.
WATERSTONE BANK
11200 W. PLANK CT.
WAUWATOSA, WI 53226

Contact:  Mark R. Gerke
Chief Financial Officer
414.459.4012
markgerke@wsbonline.com

Waterstone Financial, Inc. Announces Results of Operations for the Quarter Ended March 31, 2017.
WAUWATOSA, WI – 04/28/2017 – Waterstone Financial, Inc. (NASDAQ: WSBF), holding company for WaterStone Bank, reported net income per diluted share of $0.24 for the quarter ended March 31, 2017, which represents a 71.4% increase compared to net income per diluted share of $0.14 for the quarter ended March 31, 2016.
"We continued to build off of our strong 2016 performance in the first quarter of 2017 as both the Community Banking and Mortgage Banking segments achieved record 1st quarter net income," said Douglas Gordon, CEO of Waterstone Financial, Inc. "We generated $6.6 million in consolidated net income, which represents a 70.2% increase over prior year comparable quarter. The Community Banking segment benefited from strong loan growth, a lower cost of funds and reduced provision for loan loss due to continued improvement in loan portfolio quality.  The Mortgage Banking segment achieved a total of $481.3 million in loan originations this quarter which was an increase of $110.1 million, or 29.7%, compared to last year."

Highlights of the Quarter Ended March 31, 2017

Waterstone Financial, Inc. (Consolidated)

●	Consolidated net income totaled $6.6 million for the quarter ended March 31, 2017, compared to $3.9 million for the quarter ended March 31, 2016.
●	Consolidated return on average assets totaled 1.54% for the quarter ended March 31, 2017 compared to 0.90% for the quarter ended March 31, 2016.

Community Banking Segment

●	Pre-tax income of the segment totaled $6.8 million for the quarter ended March 31, 2017, which represents an 86.4% increase compared to $3.7 million for the quarter ended March 31, 2016.
●	Total loans increased $17.0 million, or 1.4%, to $1.19 billion at March 31, 2017 compared to $1.18 billion at December 31, 2016.
●	Total deposits decreased $3.4 million, or 0.4%, to $946.0 million at March 31, 2017 compared to $949.4 million at December 31, 2016. The decrease in total deposits was driven by a $4.9 million, or 0.7%, decrease in time deposits and decline in money market and savings deposits of $2.5 million, or 1.5%. These decreases were partially offset by an increase of $4.0 million, or 3.3%, in demand deposits.
●	Provision for loan losses decreased $1.4 million to a negative provision of $1.3 million for the quarter ended March 31, 2017. The negative provision reflects the continued improvement in loan quality metrics including: non–accrual loans, loans classified as substandard or watch and loans past due.
●	Interest expense on borrowings decreased $1.8 million to $2.1 million for the quarter ended March 31, 2017, compared to $3.9 million for the quarter ended March 31, 2016. This decrease was primarily driven by a decrease in the average cost of borrowings that resulted from the maturity and replacement of fixed rate borrowings since the beginning of the prior year. The average cost of borrowings totaled 2.43% during the quarter ended March 31, 2017, compared to 3.91% during the quarter ended March 31, 2016.
●	Real estate owned expense increased $267,000, to $411,000 for the quarter ended March 31, 2017, compared to $144,000 for the quarter ended March 31, 2016. Real estate owned property writedowns increased $325,000 to $455,000 in the current year, facilitating a plan to liquidate certain aged properties.
●	The effective income tax rate amounted to 34.2% for the three months ended March 31, 2017 compared to 35.7% for the three months ended March 31, 2016. During the three months ended March 31, 2017, the Company recognized a benefit of approximately $350,000 related to stock awards exercised within the current period as a result of adopting the new stock compensation accounting standard.

Mortgage Banking Segments

●	Pre-tax income of the segment totaled $3.1 million for the quarter ended March 31, 2017, which represents a 32.9% increase compared to $2.3 million for the quarter ended March 31, 2016.
●	Loans originated for the purpose of sale in the secondary market increased $110.1 million, or 29.7%, to $481.3 million during the three months ended March 31, 2017, compared to $371.2 million for the three months ended March 31, 2016. The increase in originations was driven by an increase in the origination of loans made for the purpose of residential purchases, which yield a higher margin than refinance loans, along with an increase in the origination of mortgage refinance products. Origination efforts continue to be focused on loans made for the purpose of residential purchases, as opposed to mortgage refinance. Origination volume relative to purchase activity improved and accounted for 85.9% originations for the three months ended March 31, 2017 compared to 84.9% of total originations for the three months ended March 31, 2016.
●	Pre-tax income of the segment includes a $308,000 gain on the sale of mortgage servicing rights during the quarter ended March 31, 2017. There was no such comparable transaction in the prior year.

About Waterstone Financial, Inc.

Waterstone Financial, Inc. (NASDAQ: WSBF) is the savings and loan holding company for WaterStone Bank. WaterStone Bank was established in 1921 and offers a full suite of personal and business banking products. The Bank has branches in Wauwatosa, Brookfield, Fox Point/North Shore, Franklin/Hales Corners, Germantown/ Menomonee Falls, Greenfield, Oak Creek, Oconomowoc/Lake Country, Pewaukee, Waukesha/Brookfield, and West Allis, Wisconsin and a commercial lending office in Minneapolis, Minnesota. WaterStone Bank is the parent company to Waterstone Mortgage, which offers mortgage banking offices in 23 states. For more information about WaterStone Bank, go to http://www.wsbonline.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, without limitation, statements regarding expected financial and operating activities and results that are preceded by, followed by, or that include words such as "may," "expects," "anticipates," "estimates" or "believes."  Such statements are subject to important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (i) exposure to the deterioration in the commercial and residential real estate markets which could result in increased charge-offs and increases in the allowance for loan losses,  (ii) various other factors, including changes in economic conditions affecting borrowers, new information regarding outstanding loans and identification of additional problem loans, which could require an increase in  the allowance for loan losses, (iii) Waterstone's ability to maintain required levels of capital and other current and future regulatory requirements, (iv) the impact of recent and future legislative initiatives on the financial markets, and (v) those factors referenced in Item 1A. Risk Factors in Waterstone's most recent Annual Report on Form  10-K and as may be described from time to time in Waterstone's subsequent SEC filings, which factors are incorporated herein by reference.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect only Waterstone's belief as of the date of this press release.

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	For The Three Months Ended March 31,
	2017	2016
	(In Thousands, except per share amounts)
Interest income:
Loans	$14,238	13,784
Mortgage-related securities	696	838
Debt securities, federal funds sold and short-term investments	852	974
Total interest income	15,786	15,596
Interest expense:
Deposits	1,795	1,719
Borrowings	2,096	3,894
Total interest expense	3,891	5,613
Net interest income	11,895	9,983
Provision for loan losses	(1,211)	205
Net interest income after provision for loan losses	13,106	9,778
Noninterest income:
Service charges on loans and deposits	367	337
Increase in cash surrender value of life insurance	318	241
Mortgage banking income	24,687	20,614
Gain on sale of available for sale securities	-	-
Other	565	253
Total noninterest income	25,937	21,445
Noninterest expenses:
Compensation, payroll taxes, and other employee benefits	19,995	17,686
Occupancy, office furniture, and equipment	2,527	2,336
Advertising	724	658
Data processing	598	643
Communications	379	342
Professional fees	607	523
Real estate owned	411	144
FDIC insurance premiums	120	205
Other	3,697	2,685
Total noninterest expenses	29,058	25,222
Income before income taxes	9,985	6,001
Income tax expense	3,413	2,140
Net income	$6,572	3,861
Income per share:
Basic	$0.24	0.14
Diluted	$0.24	0.14
Weighted average shares outstanding:
Basic	27,323	26,966
Diluted	27,867	27,279

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets	(In Thousands, except per share amounts)
Cash	$24,829	$7,878
Federal funds sold	38,687	26,828
Interest-earning deposits in other financial institutions and other short term investments	11,112	12,511
Cash and cash equivalents	74,628	47,217
Securities available for sale (at fair value)	222,125	226,795
Loans held for sale (at fair value)	119,726	225,248
Loans receivable	1,194,848	1,177,884
Less: Allowance for loan losses	14,730	16,029
Loans receivable, net	1,180,118	1,161,855

Office properties and equipment, net	23,581	23,655
Federal Home Loan Bank stock (at cost)	11,925	13,275
Cash surrender value of life insurance	61,827	61,509
Real estate owned, net	5,070	6,118
Prepaid expenses and other assets	28,173	24,947
Total assets	$1,727,173	$1,790,619

Liabilities and Shareholders' Equity
Liabilities:
Demand deposits	$124,384	$120,371
Money market and savings deposits	159,946	162,456
Time deposits	661,711	666,584
Total deposits	946,041	949,411

Borrowings	334,764	387,155
Advance payments by borrowers for taxes	10,792	4,716
Other liabilities	20,514	38,647
Total liabilities	1,312,111	1,379,929

Shareholders' equity:
Common stock	295	294
Additional paid-in capital	324,046	322,934
Retained earnings	187,817	184,565
Unearned ESOP shares	(19,881)	(20,178)
Accumulated other comprehensive loss, net of taxes	(144)	(378)
Cost of shares repurchased	(77,071)	(76,547)
Total shareholders' equity	415,062	410,690
Total liabilities and shareholders' equity	$1,727,173	$1,790,619

Share Information
Shares Outstanding	29,451	29,430
Book Value per share	$14.09	$13.95
Closing market price	$18.25	$18.40
Price to book ratio	129.49%	131.85%

WATERSTONE FINANCIAL, INC. AND SUBSIDIARIES
SUMMARY OF KEY QUARTERLY FINANCIAL DATA
(Unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2017	2016	2016	2016	2016
	(Dollars in Thousands)
Condensed Results of Operations:
Net interest income	$11,895	11,971	11,325	10,165	9,983
Provision for loan losses	(1,211)	40	135	-	205
Total noninterest income	25,937	31,157	37,412	36,351	21,445
Total noninterest expense	29,058	32,441	35,541	34,231	25,222
Income before income taxes	9,985	10,647	13,061	12,285	6,001
Income tax expense	3,413	4,248	5,556	4,518	2,140
Net income	$6,572	6,399	7,505	7,767	3,861
Income per share – basic	$0.24	0.23	0.28	0.29	0.14
Income per share – diluted	$0.24	0.23	0.27	0.29	0.14
Dividends declared per share	$0.12	0.12	0.08	0.08	0.05

Performance Ratios:
Return on average assets - QTD	1.54%	1.44%	1.66%	1.78%	0.90%
Return on average equity - QTD	6.44%	6.19%	7.36%	7.86%	3.95%
Net interest margin - QTD	2.97%	2.88%	2.70%	2.50%	2.48%
Community Banking Segment
Efficiency ratio - QTD	55.69%	51.00%	50.85%	57.64%	64.11%

Return on average assets - YTD	1.54%	1.45%	1.45%	1.34%	0.90%
Return on average equity - YTD	6.44%	6.33%	6.38%	5.89%	3.95%
Net interest margin - YTD	2.97%	2.64%	2.56%	2.49%	2.48%
Community Banking Segment
Efficiency ratio - YTD	55.69%	55.40%	57.06%	60.76%	64.11%

Asset Quality Ratios:
Past due loans to total loans	0.71%	0.70%	0.76%	0.71%	0.87%
Non accrual loans to total loans	0.67%	0.84%	0.93%	1.01%	1.39%
Non performing assets to total assets	0.76%	0.89%	1.01%	1.11%	1.37%